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As filed with the Securities and Exchange Commission on October 17, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAUL-SON GAMING CORPORATION
(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0310433 (I.R.S. Employer Identification Number)

1700 South Industrial Road
Las Vegas, Nevada 89102
(702) 384-2425
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gérard Charlier
President, Chief Executive Officer
1700 South Industrial Road
Las Vegas, Nevada 89109
(702) 384-2425
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Bonner
Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway, 7th Floor
Las Vegas, Nevada 89109
(702) 792-7000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.01 par value	315,410	$3.47	$1,161,097	$107

(1)
Calculated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of high and low prices for such shares of common stock on October 11, 2002, as reported on the Nasdaq SmallCap Market.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to buy nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to buy nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

SUBJECT TO COMPLETION, DATED October 17, 2002

PROSPECTUS (Not Complete)

315,410 Shares of Common Stock

PAUL-SON GAMING CORPORATION

        This prospectus relates to an offering of an aggregate of 315,410 shares of our common stock, of which 84,610 shares are being offered on behalf of a non-affiliated stockholder and 230,800 shares are being offered on behalf of an affiliate selling stockholder who are named in the prospectus. See "Selling Stockholders" beginning on page 12 for a detailed discussion of the selling stockholders.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PSON." On October 15, 2002, the last reported sale price of our common stock was $3.45 per share.

        This investment involves substantial risk. See "Risk Factors" beginning on page 5 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

PROSPECTUS SUMMARY

        The following is a summary of information contained in other parts of this prospectus. This summary may not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully, including the risk factors beginning on page 5. In this prospectus "Paul-Son," "Company," "we," "us" and "our" refer to Paul-Son Gaming Corporation and its subsidiaries, unless the context requires otherwise.

PAUL-SON GAMING CORPORATION

        Paul-Son believes it is a leading manufacturer and supplier of casino table game equipment in the world. Our products include casino chips, table game layouts, playing cards, dice, gaming furniture and other accessories that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. We are headquartered in Las Vegas, Nevada, with offices in Beaune, France, San Luis, Mexico, Atlantic City, New Jersey and other locations. Most of our revenue is derived from the sale of gaming products to casinos throughout the world. Most of our products are sold directly to end users. In some regions of the world, however, we sell through distributors. Through our wholly-owned subsidiary, Etablissements Bourgogne et Grasset, or B&G, Paul-Son holds several patents and patent applications concerning gaming manufacturing processes, microchip embedding processes and reading/ programming electronic devices.

        As a full-service casino table games supplier, we manufacture products to meet particular customer and industry specifications, which may include a range of shapes and sizes, varied color schemes and other graphics, and security and anti-counterfeit features. The useful lives of our products typically range from several hours in the case of playing cards and dice, to several months in the case of layouts, and several years in the case of casino chips and gaming furniture. As such, our primary business is the initial sale of these products to new casinos and casino expansions, and the ongoing replacement sale to the foregoing. When a new casino opens, we strive to supply most of the products required to operate the casino's table games, frequently on a sole-supplier basis. When successful, revenues are generated both from the initial sale to the new casino and on a continuing basis as the new casino becomes part of our primary customer base.

        On September 12, 2002, Paul-Son completed its combination transaction with B&G. As a part of the combination transaction, we acquired 100% of the stock of B&G in exchange for (a) 3,969,026 shares of Paul-Son common stock which immediately after the closing equaled 53.45% of the shares of Paul-Son common stock outstanding and (b) antidilution warrants to purchase 459,610 shares of Paul-Son common stock, of which 84,610 warrants were immediately exercised by the B&G stockholders reflecting the issuance of 84,610 shares to Paul-Son's investment banker in connection with the combination. Paul-Son also purchased 100% of the shares in B&G's wholly-owned subsidiary, Bud Jones. In payment of the Bud Jones shares, Paul-Son executed a promissory note to B&G in the principal amount of $5,437,016. The promissory note is payable in full on the fifth anniversary of the closing of the combination. Interest on the promissory note is payable annually at a rate equal to the average prime rate for the year. B&G did not distribute the note to its stockholders, but the note remains an asset of B&G. As a result of the combination, B&G and Bud Jones are wholly-owned subsidiaries of Paul-Son.

        The combination was accounted for as a purchase transaction for financial accounting purposes. Because the B&G stockholders own a majority of the outstanding Paul-Son common stock as a result of the combination, the combination was accounted for as a reverse acquisition in which B&G is the purchaser of Paul-Son. As of the closing date, B&G recorded the assets acquired and the liabilities assumed from Paul-Son based upon their estimated fair market values.

        Francois Carretté, Paul-Son's controlling stockholder, joined Paul-Son's new management team as Chairman of the Board and Gérard Charlier as President and Chief Executive Officer of Paul-Son.

Eric Endy, former Chairman of the Board, President and Chief Executive Officer of Paul-Son, became Executive Vice President. Paul-Son expanded its board of directors from four to seven persons. Pursuant to the combination agreement, the Paul-Son board of directors consists of four persons designated by Holding Wilson, S.A., an entity controlled by Mr. Carretté, and three persons from Paul-Son's prior board of directors. Immediately after the closing, Holding Wilson designated Francois Carretté, Gérard Charlier and Alain Thieffry as directors. Benoit Aucouturier was designated by Holding Wilson as its fourth designee, but he initially declined to serve as a director. Subsequently, Mr. Aucouturier indicated that he would serve, and on October 14, 2002, Mr. Aucouturier was appointed a director. The three individuals from Paul-Son's prior board of directors are Eric Endy, Jerry West and Paul Dennis. All directors of Paul-Son will stand for election at each annual stockholders' meeting, subject to their earlier resignation or removal.

        Pursuant to a stock purchase agreement among Paul-Son's former controlling stockholder, the Paul S. Endy, Jr. Living Trust (the "Endy Trust"), Eric Endy and the stockholders of B&G, the stockholders of B&G purchased an aggregate of 670,000 shares of Paul-Son's common stock from the Endy Trust for an aggregate purchase price of $1.0 million. The Endy Trust sold the first 40,000 shares to the B&G stockholders at the execution of the combination agreement. The Endy Trust sold the remaining 630,000 shares to the B&G stockholders at the closing of the combination. As a result of the combination and the purchase of shares from the Endy Trust, including 33,333 shares previously acquired from the Endy Trust and 84,610 shares issued in connection with the exercise of warrants, the former stockholders of B&G currently own approximately 63.0% of Paul-Son's outstanding shares. The Endy Trust has also agreed to sell for no additional consideration 34,556 additional shares to the B&G stockholders if the Nasdaq SmallCap Market delists Paul-Son's common stock as a result of the combination.

        In addition, on September 12, 2002, Paul-Son entered into an employment agreement with Gérard Charlier, the President of B&G, pursuant to which he serves as President and Chief Executive Officer of Paul-Son and each of its subsidiaries, including B&G, Paul-Son Gaming Supplies and Bud Jones. The agreement provides for Mr. Charlier's employment for five years, subject to earlier termination under certain circumstances. The agreement provides for Mr. Charlier to receive an annual salary of $100,000 as President and CEO of Paul-Son and €115,000 (approximately US $113,000 at October 16, 2002) as President and CEO of B&G. Mr. Charlier, a French resident, will receive a housing allowance not to exceed $1,500 per month for housing in the Las Vegas area. He will also receive tax preparation services and use of Paul-Son automobiles. The employment agreement will be submitted for approval to the compensation committee of the board of directors. Pursuant to the agreement, Paul-Son granted stock options to Mr. Charlier pursuant to its 1994 Long-Term Incentive Plan. One option permits Mr. Charlier to purchase 200,000 shares of its common stock at $3.40 per share. The option will vest on September 12, 2007 and is exercisable for five years following the date of vesting. The other option permits Mr. Charlier to purchase 100,000 shares at $3.40 per share, but will vest only if Paul-Son's annual net profit reaches $2,000,000 before September 12, 2007. If the option vests it will remain exercisable for five years.

        On September 12, 2002, Paul-Son also entered into an employment agreement with Eric Endy pursuant to which he serves as Executive Vice President of Paul-Son. The agreement provides for Mr. Endy's employment for five years, subject to earlier termination under certain circumstances. Paul-Son will pay Mr. Endy an annual salary of $200,000. Mr. Endy will be eligible to participate in performance bonus plans or programs and stock option plans available to other senior executives of Paul-Son and in Paul-Son's employee benefit plans.

        Paul-Son's common stock is currently listed on the Nasdaq SmallCap Market. On September 13, 2002, Paul-Son received notification from Nasdaq indicating that Paul-Son's securities are subject to delisting from the Nasdaq SmallCap Market because the Staff believes that Paul-Son's combination with B&G constitutes a "reverse merger" under Rule 4330(f) and requires Paul-Son to satisfy Nasdaq's initial listing requirements in order to remain on the exchange. Paul-Son currently does not meet the $4.00 minimum bid price required for initial listing. Further, the Staff indicated in its letter that because Paul-Son was then without a third independent director, Paul-Son did not meet the independent director and audit committee requirements for continued listing on Nasdaq under Rules 4350(c) and 4350(d)(2). In response to the notice, Paul-Son has requested a hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff's classification of the combination transaction and to review the delisting determination. Nasdaq has scheduled the hearing on Paul-Son's appeal for October 24, 2002. Also, subsequent to the Staff's notice, Paul-Son has appointed a third independent director and believes that it is now in compliance with the Nasdaq independent director and audit committee requirements. If Nasdaq does not reverse its decision, Paul-Son will use its best efforts to cause the Paul-Son common stock to be listed on the Pacific Exchange as promptly as practicable in the event that Nasdaq delists the Paul-Son common stock. Paul-Son currently meets the initial listing criteria for Tier II of the Pacific Exchange. No assurance can be given, however, that Paul-Son will be able to list its common stock on the Nasdaq or Pacific Exchange or that any active trading market in its shares will develop.

        On September 12, 2002, Paul-Son's Board of Directors approved the change of its fiscal year from a fiscal year ending May 31 to a fiscal year ending December 31. Paul-Son expects to commence reporting on the calendar year-end basis effective with the quarter ended September 30, 2002.

        Our principal executive offices are located at 1700 South Industrial Road, Las Vegas, Nevada, 89109. Our telephone number is (702) 384-2425.

RISK FACTORS

        You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

        The anticipated benefits of the combination may not be realized.

        Although the Paul-Son board of directors and the B&G board of directors considered the potential complementary effects of combining the two companies' assets, personnel and operational expertise, integrating businesses involves a number of special risks, including:

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  the possibility that management may be distracted from regular business concerns by the need to integrate operations;

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  unforeseen difficulties in integrating operations and systems;

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  problems concerning retaining and assimilating key employees of the combined company;

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  problems concerning integrating and managing production and sales facilities in three different countries, the United States, France and Mexico;

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  impacts on earnings from currency fluctuations among the United States, France and Mexico;

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  problems concerning integrating sales strategies for different product lines from Paul-Son, B&G and Bud Jones; and

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  problems integrating different business cultures, customs and philosophies.

Any of these risks could lead to potential adverse short-term or long-term effects on operating results and financial condition. As a result, Paul-Son may not realize any of the anticipated benefits of the combination.

        Paul-Son's common stock may be delisted as a result of the combination.

        Our common stock is currently listed on the Nasdaq SmallCap Market. On September 13, 2002, Paul-Son received notification from Nasdaq indicating that Paul-Son's securities are subject to delisting from the Nasdaq SmallCap Market because the Staff believes that Paul-Son's combination with B&G constitutes a "reverse merger" under Rule 4330(f) and requires Paul-Son to satisfy Nasdaq's initial listing requirements in order to remain on the exchange. Paul-Son currently does not meet the $4.00 minimum bid price required for initial listing. Further, the Staff indicated in its letter that because Paul-Son was then without a third independent director, Paul-Son did not meet the independent director and audit committee requirements for continued listing on Nasdaq under Rules 4350(c) and 4350(d)(2). In response to the notice, Paul-Son has requested a hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff's classification of the combination transaction and to review the delisting determination. Nasdaq has scheduled the hearing on Paul-Son's appeal for October 24, 2002. Also, subsequent to the Staff's notice, Paul-Son has appointed a third independent director and believes that it is now in compliance with the Nasdaq independent director and audit committee requirements. If Nasdaq does not reverse its decision, Paul-Son will use its best efforts to cause the Paul-Son common stock to be listed on the Pacific Exchange as promptly as practicable in the event that Nasdaq delists the Paul-Son common stock. Paul-Son currently meets the initial listing criteria for Tier II of the Pacific Exchange. No assurance can be given, however, that Paul-Son will be able to list its common stock on the Nasdaq or Pacific Exchange or that any active trading market in its shares will develop.

        Paul-Son has a history of significant operating losses.

        Paul-Son has a history of significant operating losses. Prior to giving effect to the combination with B&G, for the quarter ended August 31, 2002 and the fiscal years ended May 31, 2002, 2001 and 2000, we incurred operating losses attributable to common stockholders of $873,000, $1,797,490, $1,078,683 and $426,045, respectively. Paul-Son's operating losses were based on revenues for the quarter ended August 31, 2002 and the fiscal years ended May 31, 2002, 2001 and 2000 of $3,739,839, $16,561,870, $20,494,150 and $22,662,062, respectively. If our revenues continue to decline or if our spending level exceeds expectations or cannot be adjusted to reflect a slower growth rate, our business would be severely harmed. We cannot assure you that revenues will grow in the future or that we will generate sufficient revenues for profitability or that profitability, if achieved, can be sustained on an ongoing basis.

        The temporary surge in B&G's revenue generated by European casinos converting their chips to Euros is ending.

        On January 1, 1999, the Euro became the official currency of eleven European Union countries. On January 1, 2002, following a three-year transition period, Euro banknotes and coins entered circulation. The conversion to the Euro required casinos in the Euro zone to change the denomination of their chips from the old local currency to Euros. During 2000 and 2001, a substantial portion of B&G's increased chip revenues were generated by sales of Euro conversion chips. Since most casinos in the Euro zone have now replaced their chips, B&G anticipates that its European chip revenues will decline in the near term.

        Paul-Son's debt may adversely affect its financial condition, its ability to finance its operations and its conduct of business.

        Prior to giving effect to the combination with B&G, the consolidated long-term debt (net of current maturities) of Paul-Son as of August 31, 2002 was approximately $1,331,000. Paul-Son's debt may affect its operations in several important ways, including the following:

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  a portion of cash flow from operations will be used to pay interest on borrowings;

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  the covenants contained in the agreements governing Paul-Son's debt limit its ability to borrow additional funds and to acquire or to dispose of assets and therefore, may affect its flexibility in planning for, and reacting to, changes in business conditions; and

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  the terms of the agreements governing Paul-Son's debt may permit its creditors to accelerate payments upon an event of default.

        In addition, Paul-Son may incur additional debt in order to make future acquisitions or develop its business. A higher level of debt may impair Paul-Son's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes and will increase the risk that Paul-Son may default on its debt obligations. Paul-Son's ability to meets its debt obligations and to reduce its level of debt depends on its future performance. General economic conditions and financial, business and other factors may affect Paul-Son's operations and its future performance. Many of these factors may be beyond Paul-Son's control.

        If Paul-Son is unable to repay its debt at maturity out of cash on hand, Paul-Son could attempt to refinance such debt, sell assets or repay such debt with the proceeds of an equity offering. We cannot be certain that Paul-Son will be able to generate sufficient cash flow to pay the interest on its debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect Paul-Son's ability to raise cash through an offering of its common stock or a refinancing of its debt include financial market conditions and its value and performance at the time of such offering or other financing. Paul-Son cannot be certain that any such offering or refinancing can be successfully completed.

        We rely on the expansion of the casino industry to generate sales and revenues, and a reduction in such casino expansion may have an adverse impact on us.

        Substantially all of Paul-Son's revenues are generated by sales to existing casinos and casino openings and expansions. Although we are pursuing opportunities to sell and market our products to industries outside of the casino industry, such non-casino revenues have not been material, and our future growth may be dependent on the continued emergence and growth of new markets for our products, including new casino openings or expansions throughout the United States, Europe, Asia and other areas of the world. A reduction in the pace of new casino openings and casino expansions in existing and emerging legalized gaming jurisdictions would have a negative effect on our business. Similarly, the restriction or abolishment of legalized casino gaming in jurisdictions in which we currently do business would have a negative impact on us.

        Any condition that may adversely impact the economic health of the casino industry may have an adverse impact on our revenues.

        We are dependent on the casino industry for our revenues. The economic health of the casino industry, and, therefore, our revenues, are affected by a number of factors beyond our control, including:

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  general economic conditions;

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  levels of disposable income of the casino patrons;

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  acts of terrorism and anti-terrorism efforts;

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  increased transportation costs resulting in decreased travel by patrons;

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  local conditions in key gambling jurisdictions;

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  the growth and number of legalized gaming jurisdictions;

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  changes or proposed changes in tax laws;

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  increases in gaming taxes or fees;

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  legal and regulatory issues affecting the development, operation and licensing of casinos;

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  competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of gaming products; and

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  the relative popularity of entertainment alternatives to casino gaming that compete for leisure dollars, including internet gambling.

        These factors may impact the demand for our products and could materially affect revenues that we realize on sales of our products.

        Terrorist attacks or acts of war may seriously harm our business.

        Terrorist attacks or acts of war may cause damage or disruption to our company, our employees, our facilities and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, especially to the casino and resort industry as a result of the reduction in travel and tourism. Because our business is closely tied to the casino and resort industry, the long-term effects on Paul-Son from the September 11, 2001 attacks are unknown. In a period of reduced demand, we may not be able to lower our costs rapidly enough to counter a decrease in revenues. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could materially adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict.

        There is significant competition among manufacturers in our business and the entry of new competitors may have an adverse impact on our business.

        There are significant competitors in each of our major product lines. As a result of such competition, particularly in light of softening industry demand, we have been forced to compete on the basis of price, which has had the effect of putting pressure on our sales revenue, profit margin and overall profitability. The continuing pressure of such competition may continue to exert pressure on our product pricing and resulting revenues.

        It is possible that new competitors may be attracted to the casino table game supply business, some of which may already be in the business of selling other gaming products, have licenses to sell gaming supplies and have greater financial resources than us. The entry by additional companies into our markets could adversely impact our business.

        Our operating results may vary dramatically from quarter to quarter due to our dependence on new and expanding casinos.

        Our financial results are dependent in part upon sales to new or expanding casinos, which may, in turn, be dependent upon the authorization of gaming in additional jurisdictions. The timing of these events does not follow consistent patterns throughout any given year. Given this uncertain timing and the large dollar value of sales to new casinos, our future operating results may be subject to significant quarterly fluctuations.

        Our efforts to expand into international markets pose special risks.

        The combination resulted in the expansion of our international sales and operations. Engaging in business outside of the United States subjects us to the customary risks of doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates and controls, competitive issues relative to established businesses with significant current market share and business/customer relationships, nationalization and other economic, tax and regulatory policies of local governments and the possibility of trade embargoes, political instability or war or other hostility, as well as the laws and policies of the United States affecting foreign trade and investment.

        Loss of key personnel could have a material adverse effect on our business.

        We are dependent upon the abilities and efforts of certain management personnel, including Francois Carretté, as Chairman of the Board, Gérard Charlier, as President and Chief Executive Officer, and Eric P. Endy, as Executive Vice President. Our future success will depend in part upon our ability to retain and attract qualified personnel to fill key sales, administrative and management positions. We currently carry key man life insurance on Eric P. Endy, our Executive Vice President, and on Frank Moreno, General Manager of Paul-Son Mexicana. There can be no assurance that we will be able to locate and retain key individuals in the event of the loss of such key individuals.

        The failure of Paul-Son or certain key personnel to obtain gaming approvals may have an adverse impact on our business.

        The manufacture and distribution of gaming equipment and supplies are subject to extensive federal, state and local regulation. Although these regulations vary among jurisdictions, virtually all jurisdictions require licenses, permits and approvals to be held by us and our key personnel in connection with the manufacture and distribution of some or all of our products. Our failure or the failure of our key personnel to obtain or retain required licenses, permits or approvals in one or more jurisdictions could have an adverse effect on us and could adversely affect our ability and the ability of our key personnel to obtain or retain licenses in other jurisdictions. Under the various gaming regulations, key personnel would generally include the current and/or proposed corporate officers and directors of Paul-Son and its subsidiaries. No assurance can be given that such licenses, permits or approvals will be obtained, retained or renewed in the future in existing or emerging jurisdictions.

        Our internal gaming compliance procedures may put us at a competitive disadvantage.

        The regulatory environment in which we operate requires, among other things, that we develop and follow certain internal "due diligence" or compliance procedures to ensure our gaming regulatory licenses are not jeopardized relative to our business operations and customer base. As such, we may require information from, and perform inquiries into, potential customers above what certain competitors may require depending on the extent of the competitors' internal procedural requirements or the absence of such. To the extent potential customers are adverse to these procedures, we may be at a competitive disadvantage relative to our competitors.

        Gaming regulations may subject beneficial holders of our common stock to investigation by the gaming authorities.

        Any beneficial holder of our common stock may be subject to investigation by the gaming authorities in any or all of the jurisdictions in which we operate if such authorities have reason to believe that such ownership may be inconsistent with such state's gaming policies. Persons who acquire beneficial ownership of more than certain designated percentages of common stock will be subject to certain reporting and qualification procedures established by the gaming authorities, as well as certain local licensing authorities in each jurisdiction in which Paul-Son operates gaming activities. For instance, New Jersey requires that a person who directly or indirectly holds any beneficial or ownership interest of 5% or more of a gaming-related casino service industry licensee or applicant apply for a finding of qualification under the New Jersey Casino Control Act. The gaming authorities may require any stockholder whom the gaming authorities determine is not suitable or qualified to dispose of their stock, or they may impose other remedies, including terminating Paul-Son's license.

        Limitations on Native American gaming may have a negative impact on our business.

        Our ability to generate greater revenues and earnings is dependent in part on the growth of Native American tribal casinos. Under the Indian Gaming Regulation Act, or IGRA, the operation of a casino on Native American tribal land is not permitted until the Native American tribe and the state in which it is located have entered into a tribal-state compact authorizing gaming on the tribe's land and such tribal-state compact is approved by the Secretary of the Department of Interior. Many states have resisted entering into tribal-state compacts, which has resulted in litigation challenging the constitutionality of IGRA. If IGRA were found to be unconstitutional, the procedures that would apply to the initiation and operation of Native American tribal casinos would be uncertain. Such a finding could severely limit or delay the expansion of gaming in additional jurisdictions. In addition, a court ruling has placed limits on the ability of Native American tribes to force states to enter into tribal-state compacts and several states, through legislation or constitutional amendment, have sought to limit the scope of Native American gaming under IGRA.

        Because our primary products are related to casino table games, the reduction of casino floor space allocated to casino table games may have an adverse impact on our business.

        Our primary products are sold to casinos with table games. In recent years, there has been an increasing allocation of total casino gaming space to slot machines, and in certain cases, a resulting reduction in the allocation of total casino gaming space to table games. As a result, the growth rate of table games has not matched that of the casino industry as a whole. In the last year, revenues from our product sales have declined. An acceleration of the aforementioned trend of allocating more gaming space to slot machines rather than table games may have an even greater negative impact on our declining revenues.

        The former B&G stockholders own a significant amount of our common stock, giving them a controlling influence over corporate transactions and other matters.

        The former stockholders of B&G beneficially own approximately 63.0% of our outstanding common stock as a result of the combination. Accordingly, these stockholders acting together would be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in Paul-Son's articles of incorporation or bylaws and the approval of mergers, combinations and other significant corporate transactions. This concentrated ownership will make it unlikely that any other holder or group of holders of Paul-Son's common stock will be able to affect the way it is managed or the direction of its business. These factors may also delay or prevent a change in Paul-Son's management or voting control.

        Sales of a substantial number of shares of common stock, or the perception that this could occur, could result in decreasing the market price per share for our common stock.

        We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will result in decreasing the market price per share of our common stock. Paul-Son currently has approximately 7,594,900 shares of our common stock issued and outstanding and we have reserved for future issuance the following shares of common stock:

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  1,000,000 shares issuable under our 1994 Long-Term Incentive Plan; and

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  150,000 shares issuable under our 1994 Directors' Stock Option Plan.

Of the 1,150,000 shares of common stock reserved under our option plans, options to purchase up to 688,000 shares are currently outstanding.

        Paul-Son's articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

        Paul-Son's articles of incorporation authorize Paul-Son's board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares as the board may determine, subject only to the restrictions of any existing preferred stockholders. The ability of Paul-Son's board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of Paul-Son common stock or a non-negotiated tender or exchange offer of Paul-Son common stock. Discouraging open market purchases may be disadvantageous to Paul-Son stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

        In addition, some provisions of Paul-Son articles of incorporation and bylaws may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

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  provisions under which generally only Paul-Son's chairman, president, secretary or stockholders owning a majority of Paul-Son's outstanding shares may call an annual meeting of the stockholders;

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  provisions that permit Paul-Son's board of directors to increase the number of directors up to 15 individuals and to fill these positions without a vote of the stockholders; and

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  provisions under which no director may be removed at any time except by the affirmative vote of holders of two-thirds of the voting power.

        We have never paid any dividends on our common stock.

        We have never paid any dividends on our common stock. The payment of future dividends will be a business decision to be made by our board of directors from time to time based upon our results of operations and financial conditions and other factors as our board of directors considers relevant, although it is presently anticipated that we will retain earnings for the operation and expansion of our business for the foreseeable future.

        Judgments of U.S. Courts May not be Enforceable Against Foreign Persons

        Although Paul-Son is a corporation organized under the laws of the State of Nevada, some of Paul-Son's directors and officers are citizens or residents of countries other than the United States. A substantial portion of the assets of those directors and officers are also be located outside of the United States. Accordingly, it may be difficult for stockholders:

  •
  to obtain judgments against those directors or officers in original actions in non-U.S. courts predicated upon the U.S. federal securities laws; or

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  to enforce against those directors or officers in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

FORWARD LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus contain some forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of the combination and the financial condition, results of operations, plans, objectives, future performance and business of Paul-Son after the combination. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. All statements other than statements of historical facts included in this document that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements and include, among other things, statements relating to:

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  uncertainties related to integrating Paul-Son and B&G;

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  uncertainties related to currency fluctuations among the United States, France and Mexico;

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  unexpected charges and expenses of the Combination;

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  possible delisting from the Nasdaq SmallCap Market as a result of the Combination;

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  decline in B&G's revenues as a result of the end of European casinos converting their chips to Euros;

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  amount, nature and timing of capital expenditures;

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  unexpected fluctuations in operating costs and other expenses;

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  cash flow and anticipated liquidity;

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  ability to find and retain key employees and skilled personnel;

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  availability and cost of material and equipment;

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  availability of capital;

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  strength and financial resources of Paul-Son's competitors;

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  regulatory developments; and

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  general economic conditions.

        Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this document.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

        This prospectus relates to 315,410 common shares which may be sold or exchanged by the selling stockholders named herein. The following table provides the names of the selling stockholders and the number of shares of common stock beneficially owned and offered hereby. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

        The selling stockholders named below may from time to time offer the shares (the "Shares") of common stock offered by this prospectus:

Name of Selling Stockholder	Number of Shares Beneficially Owned		Percent of All Outstanding Common Shares Before Offering	Number of Shares Offered Hereby
Ladenburg Thalmann & Co., Inc.(1)	84,610	(2)	1.1%	84,610
The Paul S. Endy, Jr. Living Trust(3)	657,579		8.7%	230,800

(1)
Ladenburg Thalmann & Co., Inc., or Ladenburg Thalmann, was engaged by Paul-Son as its investment banker to render an opinion of the combination and for other investment banking services. Paul-Son paid Ladenburg Thalmann $250,000 for its services relating to the fairness opinion and $475,000 for its investment banking services. One-half of the $475,000 was paid by Paul-Son in shares of its common stock issued at a 15% discount to the average stock price for the 30 days prior to the completion of the combination. Pursuant to the terms of the engagement letter, Paul-Son agreed to indemnify Ladenburg Thalmann against all claims arising out of Ladenburg Thalmann's entering into or performing services under the engagement letter, or arising out of any matter referred to in the engagement letter. Subsequently, Paul-Son also agreed to register the resale or transfer of the shares issued to Ladenburg Thalmann.

(2)
Ladenburg Thalmann or its affiliates may trade in securities of Paul-Son for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities in addition to the shares listed herein.

(3)
The Paul S. Endy, Jr. Living Trust, or the Endy Trust, was the controlling stockholder of Paul-Son prior to the combination with B&G. Eric Endy, former Chairman of the Board, President and Chief Executive Officer of Paul-Son, is the trustee and beneficiary of the Endy Trust. As a result of the combination, Eric Endy became Executive Vice President and continues as a director of Paul-Son.

PLAN OF DISTRIBUTION

        Paul-Son is registering the Shares on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a named Selling Stockholder after the date of this prospectus. Paul-Son will pay legal fees related to the registration of shares on behalf of Ladenburg Thalmann, "blue sky" expenses, accounting fees, printing fees and filing fees in connection with the registration of the Shares. The Endy Trust will pay certain legal fees related to the registration of shares on behalf of the Endy Trust. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders. Sales of the Shares may be effected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap or on any exchange on which the Shares may then be listed, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

        Ladenburg Thalmann has advised Paul-Son that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by Ladenburg Thalmann. Ladenburg Thalmann has agreed not to sell more than 10,000 shares within any 30-day period; provided, however, that Ladenburg shall have a one-time right to sell any or all of its shares in one or more negotiated private transactions in which each private buyer agrees not to sell more than 11.8% of the shares he purchased within any 30-day period. The Endy

Trust has advised Paul-Son that it has privately negotiated the exchange of its Shares covered by this prospectus for an equal number of shares of Paul-Son common stock held by the following persons:

Offeree	No. of Shares
Martin S. Winick	170,000
Jones Vargas	43,300
Paul C. Blackman	17,500

The shares held by the foregoing persons were transferred to them by the Endy Trust in settlement of litigation. On March 24, 2000, Martin S. Winick filed a lawsuit against Paul-Son and certain of its affiliates, including the Endy Trust, Eric Endy, individually and in his capacity as trustee of the Endy Trust and as an officer and director of Paul-Son, and Laurence A. Speiser, individually and in his capacity as a former officer and director of Paul-Son. Winick's claims against Paul-Son and its affiliates included fraud or negligent inducement, economic duress or business compulsion, breach of contract, breach and tortuous breach of the implied covenant of good faith and fair dealing, intentional infliction of emotional distress, and conspiracy. On February 5, 2002, without admitting wrong doing, Paul-Son and its affiliates entered into a settlement agreement with Winick. As a part of the settlement agreement, Paul-Son agreed to pay Winick the sum of $210,000, payable in four equal principal installments of $52,500, which began February 2002. In addition, the Endy Trust agreed to transfer to Winick and his designees a total of 250,000 shares of Paul-Son's common stock. Winick's designees were the law firm of Jones Vargas, which received 62,500 shares, and Paul C. Blackman, who received 17,500 shares. Jones Vargas has sold 19,200 of the 62,500 shares it received. Paul-Son previously registered the resale of the 250,000 shares transferred to Winick and his designees pursuant to its Registration Statement on Form S-3 (Registration No. 333-86010). Pursuant to the terms of the settlement agreement, Winick is not permitted to sell more than 30,000 shares within any 60-day period. The exchange of the Endy Trust shares for shares held by Winick and his designees is intended to remove procedural requirements associated with the Shares delivered under the Endy Trust's obligations under the settlement agreement.

        The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq SmallCap Market pursuant to Rule 153 under the Securities Act. Paul-Son has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the exchange Act may apply to their sales in the market.

        Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon Paul-Son being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon Paul-Son being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "PSON." American Stock Transfer & Trust Company, New York, New York, is the transfer agent for shares of our common stock.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Kummer Kaempfer Bonner & Renshaw, 3800 Howard Hughes Parkway, Seventh Floor, Las Vegas, Nevada, 89109.

EXPERTS

        The financial statements incorporated in this prospectus by reference from Paul-Son's Annual Report on Form 10-K for the year ended May 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Etablissements Bourgogne et Grasset S.A. incorporated in this prospectus by reference from Paul-Son's Current Report on Form 8-K dated September 12, 2002 and Paul-Son's Definitive Proxy Statement dated August 9, 2002 have been audited by Mazars LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of The Bud Jones Company, Inc. incorporated in this prospectus by reference from Paul-Son's Current Report on Form 8-K dated September 12, 2002 and Paul-Son's Definitive Proxy Statement dated August 9, 2002 have been audited by Bradshaw, Smith & Co., LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the SEC. You may inspect and copy these reports and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http:// www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the Nasdaq Operations (located at 1735 K Street, N.W., Washington, D.C. 20006).

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC's office in Washington, D.C. (located at 450 Fifth Street, N.W.), and you may obtain copies from the SEC at prescribed rates.

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

  •
  our Definitive Proxy Statement on Schedule 14A dated August 9, 2002, which was filed on August 9, 2002;

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  our Annual Report on Form 10-K for the fiscal year ended May 31, 2002, which was filed on July 15, 2002 (File No. 0-23588);

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  our Quarterly Report on Form 10-Q for the fiscal year ended August 31, 2002, which was filed on October 15, 2002 (File No. 0-23588);

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  our Form 8-K dated September 12, 2002, which was filed September 26, 2002 (File No. 0-23588);

  •
  our Form 8-K dated April 11, 2002, which was filed April 12, 2002 (File No. 0-23588);

  •
  our Form 8-K dated March 5, 2002, which was filed on March 13, 2002 (File No. 0-23588);

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  the description of our common stock in our Form 8-A, which was filed on March 8, 1994 (File No. 0-23588), and any amendments or reports filed for the purpose of updating this description; and

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of1934 after the date of this prospectus and before the selling stockholders sell all of the securities offered by this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Request should be made to:

Paul-Son Gaming Corporation
Attention: Gérard Charlier
1700 South Industrial Road
Las Vegas, Nevada 89102
(702) 384-2425

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by us other than legal fees related to the Endy Trust shares, are set forth in the following itemized table:

Registration Fee	$107.00
Printing Expenses	2,500.00
Legal Fees and Expenses Related to Ladenburg Thalmann Shares	2,000.00
Legal Fees and Expenses Related to Endy Trust Shares	2,000.00
Accounting Fee and Expenses	5,000.00
Blue Sky Fees and Expenses	2,000.00
Miscellaneous	1,000.00

Total	$14,607.00

        All legal fees and expenses related to the registration of shares on behalf of the Endy Trust will be paid by the Endy Trust.

Item 15. Indemnification of Officers and Directors

        Paul-Son is incorporated under the laws of the State of Nevada. Sections 78.7502 through 78.752, inclusive, of the Nevada Revised Statutes, as amended, Article X of our amended and restated articles of incorporation and Article VII of our amended and restated bylaws provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of Paul-Son for certain expenses incurred in connection with any threatened, pending or completed, action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by Paul-Son on behalf of officers, directors, employees and agents of Paul-Son and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Section 78.7502 of the Nevada Revised Statutes provides that a corporation may provide indemnification if the officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Our articles of incorporation and bylaws provide that, to the fullest extent permitted under the laws of the State of Nevada, we will indemnify any officer or director who is, was, or is threatened to be made a party to a proceeding because he or she is or was a director or officer or, while a director or officer, at our request, was serving as a director, officer, partner, venturer, trustee, employee or agent of another entity.

        As permitted by Section 78.752 of the Nevada Revised Statutes, as amended, we have purchased and maintain insurance providing for reimbursement to elected directors and officers of Paul-Son and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

Item 16. Exhibits

5.01	Opinion of Counsel to Paul-Son Gaming Corporation, dated October 17, 2002
23.01	Independent Auditors' Consent—Deloitte & Touche LLP
23.02	Independent Auditors' Consent—Mazars LLP
23.03	Independent Auditors' Consent—Bradshaw, Smith & Co., LLP
23.04	Consent of Counsel to Paul-Son Gaming Corporation (included in Exhibit 5.01)
24.01	Power of Attorney (included on page II-4)

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act.

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

        (3)  To remove from the registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaune, France, on October 14, 2002.

PAUL-SON GAMING CORPORATION

By:	/s/ GÉRARD CHARLIER Gérard Charlier
Its:	President, Chief Executive Officer and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gérard Charlier, Eric Endy, and each of them, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANCOIS CARRETTÉ Francois Carretté	Chairman of the Board	October 14, 2002
/s/ GÉRARD CHARLIER Gérard Charlier	President, Chief Executive Officer and Treasurer and Director (Principal executive officer)	October 14, 2002
/s/ ERIC ENDY Eric Endy	Executive Vice President and Director	October 14, 2002
/s/ LORI SCHAFFER Lori Schaffer	Controller (Principal financial officer)	October 14, 2002
/s/ PAUL S. DENNIS Paul S. Dennis	Director	October 14, 2002
/s/ JERRY G. WEST Jerry G. West	Director	October 14, 2002
Benoit Aucouturier	Director	October 14, 2002
/s/ ALAIN THIEFFRY Alain Thieffry	Director	October 14, 2002

EXHIBIT INDEX

Exhibit No.	Description
5.01	Opinion of Counsel to Paul-Son Gaming Corporation, dated October 17, 2002
23.01	Independent Auditors' Consent—Deloitte & Touche LLP
23.02	Independent Auditors' Consent—Mazars LLP
23.03	Independent Auditors' Consent—Bradshaw, Smith & Co., LLP
23.04	Consent of Counsel to Paul-Son Gaming Corporation (included in Exhibit 5.01)
24.01	Power of Attorney (included on page II-4)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
PAUL-SON GAMING CORPORATION
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX